EXHIBIT 4.107

First Amendment to
Amended and Restated Sale and Contribution Agreement

This First Amendment to Amended and Restated Sale and Contribution Agreement, dated as of December 4, 2013 (the “Amendment”), is made pursuant to that certain Amended and Restated Sale and Contribution Agreement dated as of April 5, 2013 (as amended, modified or supplemented from time to time, the “Agreement”), between  Credit Acceptance Corporation, a Michigan corporation (“CAC”), and CAC Warehouse Funding LLC IV, a Delaware limited liability company (the “Funding”).

W i t n e s s e t h :

Whereas, CAC and Funding have previously entered into and are currently party to the Agreement;

Whereas, the parties hereto desire to amend the Agreement as set forth herein;

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1. Defined Terms.  Capitalized terms defined or referenced in the Agreement and not otherwise defined or referenced herein are used herein as defined or referenced in the Agreement.

Section 2.Amendments.

2.1.Section 4.1(dd) of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

(dd)Chattel Paper.  Each Contract constitutes tangible or electronic chattel paper.

2.2.Section 5.1(j) of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

(j)Preservation of Security Interest.  CAC will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and perfect the security interest of Funding in, to and under the Conveyed Property.  CAC will maintain possession of the Dealer Agreements and the Contract Files and Records (or with respect to any Contract constituting electronic chattel paper, will maintain "control" (within the meaning of Section 9-105 of the UCC) of the Authoritative Electronic Copy thereof), as custodian for the Collateral Agent, as set forth in Section 6.2(c) of the Loan and Security Agreement. CAC, as Servicer, will comply with its covenants under Section 5.4(d) of the Loan and Security Agreement.

2.3.The following new clause (g) shall be inserted at the end of Section 5.2 of the Agreement:

(g)Electronic Contracts.  CAC will not transfer to Funding any Purchased Loan Contract constituting electronic chattel paper or any Dealer Loan secured by a Dealer Loan Contract constituting electronic chattel paper, in either case, unless and until all of the following conditions precedent have been satisfied:  (i) CAC shall have delivered to the Deal Agent at least 10 days prior written notice of first such transfer, (ii) prior to the first such transfer, CAC shall have delivered or caused to be delivered to the Collateral Agent, the Deal Agent and the Lender an Opinion of Counsel in form and substance acceptable to the Deal Agent in its sole discretion (which may be a reasoned opinion as to what a court would hold) substantially to the effect that, assuming specific procedures are followed by CAC, CAC’s security interest (as defined in the UCC) in the Contracts constituting electronic chattel paper will be perfected by “control” and (iii) CAC shall have "control" of such electronic chattel paper within the meaning of Section 9-105 of the UCC.

2.4.Clause (xii) of Section 5.3(a) of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

(xii)the failure of a Contract File to contain the relevant original Contract or, in the case of any Contract constituting electronic chattel paper, the Authoritative Electronic Copy of the relevant Contract (in each case, for UCC purposes, and other than pursuant to the proviso in Section 4.1(m)).

Section 3. Conditions Precedent; Effectiveness of Amendment.  This Amendment shall become effective as of the date when this Amendment has been duly executed by, and delivered to, the parties hereto.

Section 4. Representations of the Borrower and Servicer.  Each of Funding and CAC hereby represent and warrant to the parties hereto that as of the date hereof each of the representations and warranties contained in Article IV of the Agreement and any other Transaction Document to which it is a party are true and correct as of the date hereof and after giving effect to this Amendment (except to the extent that such representations and warranties relate solely to an earlier date, and then are true and correct as of such earlier date) and that no Termination Event has occurred and is continuing as of the date hereof and after giving effect to this Amendment.

Section 5. Agreement in Full Force and Effect.  Except as expressly set forth herein, all terms and conditions of the Agreement, as amended, shall remain in full force and effect.

Section 6. Execution in Counterparts.  This Amendment may be executed by the parties hereto in several counterparts, each of which so executed shall be deemed an original and all of which shall constitute together but one and the same agreement.  Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 7. Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Pages To Follow]

In Witness Whereof, the parties hereto have caused this First Amendment to Amended and Restated Sale and Contribution Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

CAC Warehouse Funding LLC IV

By: /s/ Douglas W. Busk
Name: Douglas W. Busk
Title: Senior Vice President & Treasurer

Credit Acceptance Corporation

By: /s/ Douglas W. Busk
Name: Douglas W. Busk
Title: Senior Vice President & Treasurer

[Signature Page to First Amendment to Amended and Restated Sale and Contribution Agreement]

Consented and Acknowledged:

BMO Capital Markets Corp.

By: /s/ Matthew Peters
Name: Matthew Peters
Title: Managing Director

[Signature Page to First Amendment to Amended and Restated Sale and Contribution Agreement]